                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Revised Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                  Textron Inc.
                (Name of Registrant as Specified In Its Charter)

                                  Textron Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

                                 [Textron Logo]

                            ------------------------

                            NOTICE OF ANNUAL MEETING
                            ------------------------

To the Shareholders of Textron Inc.:

     The 2002 annual meeting of shareholders of Textron Inc. will be held on Wednesday, April 24, 2002, at 10:30 a.m. at the Rhode Island Convention Center, One Sabin Street, Providence, Rhode Island for the following purposes:

          1. To elect five directors in Class III for a term of three years in accordance with Textron's By-Laws (Item 1 on the proxy card).

          2. To approve an amendment to the Textron 1999 Long-Term Incentive Plan, which is RECOMMENDED by the Board of Directors (Item 2 on the proxy card).

          3. To ratify the appointment of Ernst & Young LLP as Textron's independent auditors for 2002, which is RECOMMENDED by the Board of Directors (Item 3 on the proxy card).

          4. To consider and act upon the shareholder proposal set forth in the accompanying proxy statement, which is OPPOSED by the Board of Directors (Item 4 on the proxy card).

          5. To transact any other business as may properly come before the meeting.

     You are entitled to vote all shares of common and preferred stock registered in your name at the close of business on March 1, 2002. If you attend the meeting and desire to vote in person, your proxy will not be used. If your shares are held in the name of your broker or bank and you wish to attend the meeting in person, you should request your broker or bank to issue you a proxy covering your shares.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

     A list of shareholders entitled to vote at the 2002 annual meeting will be open to examination by any shareholder, for any purpose germane to the meeting, for ten days prior to the meeting at Textron's principal executive office, 40 Westminster Street, Providence, Rhode Island 02903.

                                            Sincerely,

                                            /s/ Lewis B. Campbell
                                            Lewis B. Campbell
                                            Chairman, President and Chief
                                            Executive Officer

Providence, Rhode Island
March 13, 2002

                                    CONTENTS

                                                              PAGE
                                                              ----
Proxy Statement.............................................    1
     General................................................    1
     Shareholders Who May Vote..............................    1
     How to Vote............................................    1
     How Proxies Work.......................................    1
     Savings Plan Participants..............................    1
     Revoking a Proxy.......................................    1
     Required Vote..........................................    2
     Costs of Proxy Solicitation............................    2
     Confidential Voting Policy.............................    2
     Attending the Meeting..................................    2
Election of Directors (ITEM 1 ON THE PROXY CARD)............    2
Security Ownership of Certain Beneficial Holders............    9
Security Ownership of Management............................   10
Report of the Audit Committee...............................   11
Report of the Organization and Compensation Committee on
  Executive Compensation....................................   12
Executive Compensation......................................   16
     Summary Compensation Table.............................   16
     Stock Option Grants....................................   18
     Aggregated Option/SAR Exercises in Last Fiscal Year and
      Fiscal Year-End Option
       and SAR Values.......................................   18
     Long-Term Incentive Plan...............................   18
     Pension Plan Table.....................................   19
Performance Graph...........................................   21
Amendment to Textron 1999 Long-Term Incentive Plan (ITEM 2
  ON THE PROXY CARD)........................................   21
Ratification of Appointment of Independent Auditors (ITEM 3
  ON THE PROXY CARD)........................................   26
Shareholder Proposal (ITEM 4 ON THE PROXY CARD).............   26
Other Matters to Come Before the Meeting....................   28
Shareholder Proposals and Other Matters for 2003 Annual
  Meeting...................................................   28

                     EVERY SHAREHOLDER'S VOTE IS IMPORTANT.
            PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

                                  TEXTRON INC.

                                PROXY STATEMENT

GENERAL

     This proxy statement, which is being mailed on or about March 13, 2002, to each person entitled to receive the accompanying notice of annual meeting, is furnished in connection with the solicitation by the Board of Directors of Textron Inc. of proxies to be voted at the annual meeting of shareholders to be held on April 24, 2002, and at any adjournments thereof. Textron's principal executive office is located at 40 Westminster Street, Providence, Rhode Island 02903.

SHAREHOLDERS WHO MAY VOTE

     All shareholders of record at the close of business on March 1, 2002, will be entitled to vote. As of March 1, 2002, Textron had outstanding 140,033,068 shares of Common Stock; 130,980 shares of $2.08 Cumulative Convertible Preferred Stock, Series A; and 60,751 shares of $1.40 Convertible Preferred Dividend Stock, Series B (preferred only as to dividends), each of which is entitled to one vote with respect to each matter to be voted upon at the meeting.

HOW TO VOTE

     You may vote by proxy or in person at the meeting. To vote by proxy, please complete, sign, date and return your proxy card in the accompanying postage-paid envelope. If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you should request your broker or bank to issue you a proxy covering your shares.

HOW PROXIES WORK

     When you sign, date and return the enclosed proxy card, your shares will be voted at the meeting in the manner you direct. If you do not specify how to vote, your shares will be voted for the election of the five nominees for director described below, for approval of the amendment to the Textron 1999 Long-Term Incentive Plan, for ratification of the appointment of Ernst & Young LLP as Textron's independent auditors, and against the shareholder proposal described below.

SAVINGS PLAN PARTICIPANTS

     If you are a participant in a Textron savings plan with a Textron stock fund as an investment option, the accompanying proxy card shows the number of shares allocated to your account under the plan. When your proxy card is returned properly signed, the plan trustee will vote your proportionate interest in the plan shares in the manner you direct, or if you make no direction, in proportion to directions received from the other plan participants (except for any shares allocated to your Tax Credit Account under the Textron Savings Plan, which will be voted only as you direct). All directions will be held in confidence.

REVOKING A PROXY

     You may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, delivering a written notice of revocation to Textron's corporate secretary, or voting in person at the meeting.

REQUIRED VOTE

     A quorum is required to conduct business at the meeting. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker for shares owned by you but held in the name of your broker. Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

     The five nominees for director receiving the greatest number of votes at the meeting will be elected. Abstentions and broker non-votes are not counted for this purpose and will have no effect on the outcome of the election.

     Approval of the amendment to the Long-Term Incentive Plan, the ratification of the appointment of auditors and the shareholder proposal requires the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter. For this purpose, if you vote to "abstain" on a proposal, your shares will be treated as present and will have the same effect as if you voted against the proposal. Broker non-votes, however, are not counted for this purpose and have no effect on the outcome of the vote. All shareholders vote as one class.

COSTS OF PROXY SOLICITATION

     Textron pays all the cost of this solicitation of proxies. Textron will request that persons who hold shares for others, such as banks and brokers, solicit the owners of those shares and will reimburse them for their reasonable out-of-pocket expenses for those solicitations. In addition to solicitation by mail, Textron employees may solicit proxies by telephone, by electronic means and in person, without additional compensation for these services. Textron has hired D.F. King & Co., Inc., of New York, New York, a proxy solicitation organization, to assist in this solicitation process for a fee of $13,500, plus reasonable out-of-pocket expenses.

CONFIDENTIAL VOTING POLICY

     Under Textron's policy on confidential voting, individual votes of shareholders are kept confidential from Textron's directors, officers and employees, except for certain specific and limited exceptions. Comments of shareholders written on proxies or ballots are transcribed and provided to Textron's corporate secretary. Votes are counted by employees of First Union National Bank, Textron's independent transfer agent and registrar, and certified by Inspectors of Election who are employees of First Union.

ATTENDING THE MEETING

     If your shares are held in the name of your bank or broker and you plan to attend the meeting, please bring proof of ownership with you to the meeting. A bank or brokerage account statement showing that you owned voting stock of Textron on March 1, 2002, is acceptable proof. If you are a registered holder, no proof is required.

                             ELECTION OF DIRECTORS

     The Board of Directors is composed of three classes of directors, designated Class I, Class II and Class III. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect H. Jesse Arnelle, Paul E. Gagne, Brian H. Rowe, Martin D.

Walker and Thomas B. Wheeler to Class III. In September 2001, in light of John
A. Janitz's departure from the Board, and the pending retirement from the Board over the next 18 months of several of the company's most senior directors, the Board reassigned Mr. Dickson from Class I to Class II, Mr. Macomber and Mr. Segnar from Class III to Class II and Mr. Gagne and Mr. Wheeler from Class II to Class III. Each nominee presently serves as a director of Textron. Information is furnished below with respect to each nominee for election and each director continuing in office.

                             NOMINEES FOR DIRECTOR

                CLASS III -- NOMINEES FOR TERMS EXPIRING IN 2005

[Photo of H. Jesse Arnelle]
                  H. JESSE ARNELLE                           DIRECTOR SINCE 1993

                     Mr. Arnelle, 68, was a senior partner in the law firm of
                 Arnelle & Hastie, San Francisco, which later became Arnelle, Hastie, McGee, Willis & Greene, with which he had been associated from 1985 through his retirement in 1996. Following his retirement, he became Of Counsel to the North Carolina law firm of Womble,Carlyle, Sandridge & Rice. Mr. Arnelle is a director of FPL Group, Inc., Waste Management, Inc., Eastman Chemical Corporation, Armstrong World Industries and
                 Gannett Corporation. Mr. Arnelle is the past Chairman of the Board of Trustees of Pennsylvania State University and a director of the National Football Foundation and College Hall of Fame.

--------------------------------------------------------------------------------

[Photo of Paul E. Gagne]
                 PAUL E. GAGNE                               DIRECTOR SINCE 1995

                     Mr. Gagne, 55, was President and chief executive officer of
                  Avenor Inc., a forest products company, and is now consultant to Kruger Inc. in corporate strategic planning. He joined Avenor in 1976, became President and chief operating officer in 1990 and assumed the additional position of chief executive officer in 1991, serving in that capacity until November 1997, when he left the company. In 1998, Mr. Gagne joined Kruger, a major Canadian privately held producer of paper and tissue. He is a director of Inmet Mining Corporation, Wajax Limited, and Kruger Tissue Group (U.K.).

--------------------------------------------------------------------------------

[Photo of Brian H. Rowe]
                  BRIAN H. ROWE                              DIRECTOR SINCE 1995

                     Mr. Rowe, 70, is the retired Chairman and now a consultant of GE Aircraft Engines, General Electric Company, a manufacturer of combustion turbine engines for aircraft, marine and industrial applications. He joined General Electric in 1957, became President and chief executive officer of GEAE in 1979 and Chairman in 1993, serving in that capacity until his retirement in 1994. Mr. Rowe is Chairman, Atlas Air Worldwide Holdings, Inc. and Chairman, AeroEquity, Inc. He is a director of Atlas Air Worldwide Holdings, Inc., B/E Aerospace, Inc., Convergys Corporation, Acterna Corporation, and Fairchild Dornier.

--------------------------------------------------------------------------------

[Photo of Martin D. Walker]
                  MARTIN D. WALKER                           DIRECTOR SINCE 1986
                       Mr. Walker, 69, was Chairman and chief executive officer
                  of M. A. Hanna Company, an international specialty chemicals company, from October 1998 until December 1999. He served previously in that capacity from 1986 until 1996 and as Chairman from 1996 to June 1997, when he retired. Mr. Walker is currently Principal of Morwal Investments, a private investment firm. Mr. Walker is a director of Arvin Meritor, Inc., Comerica, Inc., The Timken Company, The Goodyear Tire & Rubber Co. and Lexmark International, Inc.

--------------------------------------------------------------------------------

[Photo of Thomas B. Wheeler]
                  THOMAS B. WHEELER                          DIRECTOR SINCE 1993
                       Mr. Wheeler, 65, is the Chairman and chief executive
                  officer retired of Massachusetts Mutual Life Insurance Company, presently known as MassMutual Financial Group. He was a member of the Massachusetts Mutual field sales force from 1962 to 1983, served as Executive Vice President of Massachusetts Mutual's insurance and financial management line from 1983 to 1986, became President and chief operating officer in 1987, President and chief executive officer in 1988 and Chairman and chief executive officer in 1996. He relinquished the title of chief executive officer in January 1999 and retired as Chairman in January 2000. Mr. Wheeler is a trustee of the Basketball Hall of Fame and the Woods Hole Oceanographic Institution and a director of PassingData.com.

--------------------------------------------------------------------------------

                         DIRECTORS CONTINUING IN OFFICE

                        CLASS I -- TERMS EXPIRE IN 2003

[Photo of Teresa Beck]
                  TERESA BECK                                DIRECTOR SINCE 1996
                       Ms. Beck, 47, is the former President of American Stores
                  Company, one of the nation's largest food and drug retailers. She joined American Stores Company in 1982, became Senior Vice President of Finance and Assistant Secretary in 1989, Executive Vice President, Administration in 1992, Executive Vice President, Finance in 1994 and chief financial officer in 1995 and served as President from 1998 until leaving the company in June 1999. Ms. Beck is a director of Albertson's, Inc., Lexmark International, Inc. and Questar Corporation.

--------------------------------------------------------------------------------

[Photo of Lewis B. Campbell]
                 LEWIS B. CAMPBELL                           DIRECTOR SINCE 1994

                     Mr. Campbell, 55, is Chairman, President and chief
                  executive officer of Textron. He joined Textron in 1992 as Executive Vice President executive officer of and chief operating officer, became President and chief executive officer of operating officer in 1994, assumed the title of chief executive officer and relinquished the title of chief operating officer in July 1998, assumed the title of Chairman and relinquished the title of President in reassumed the title of President in September 2001. Prior to joining Textron he was a Vice President of General Motors Corporation and General Manager of its GMC Truck Division. Mr. Campbell is a director of Bristol Myers Squibb Co. and Allegheny Energy, Inc., and Chairman of the Business Roundtable's Health and Retirement Task Force.

--------------------------------------------------------------------------------

[Photo of Lawrence K. Fish]
                  LAWRENCE K. FISH                          DIRECTOR SINCE 1999

                     Mr. Fish, 57, is Chairman, President and chief executive
                  officer of Citizens Financial Group, Inc., a multi-state bank holding company headquartered in Providence, Rhode Island, a position he has held since joining the bank in 1992. He is a director of the Royal Bank of Scotland Group, a member of the Board of Trustees of The Brookings Institution and a director of the Federal Reserve Bank of Boston.
                  He was the founding Chairman of the Rhode Island Commission for National and Community Service and is an overseer of the Boston Symphony Orchestra, a director of Boston's Dimock Community Health Center, and a trustee of Drake University.

--------------------------------------------------------------------------------

[Photo of Joe T. Ford]
                  JOE T. FORD                               DIRECTOR SINCE 1998

                      Mr. Ford, 64, is Chairman of the Board and chief executive officer of ALLTEL Corporation, a telecommunications and information services company. He was named President of ALLTEL upon its formation in 1983 from a merger between Allied Telephone Company and Mid-Continent Telephone Corporation, became chief executive officer in 1987 and assumed his current position in 1991. Mr. Ford is a director of The Dial Corporation.

--------------------------------------------------------------------------------
                        CLASS II -- TERMS EXPIRE IN 2004

[Photo of R. Stuart Dickson]
                  R. STUART DICKSON                          DIRECTOR SINCE 1984

                        Mr. Dickson, 72, was Chairman of the Board of Ruddick
                   Corporation, a diversified holding company with interests
                  in industrial sewing thread and regional supermarkets, from 1968 until 1994. Mr. Dickson currently serves as Chairman of the Ruddick Executive Committee. Mr. Dickson is a director of Ruddick Corporation and Dimon Incorporated.
                  He is Chairman Emeritus of the Charlotte-Mecklenburg Hospital Authority.

--------------------------------------------------------------------------------

[Photo of John D. Macomber]
                  JOHN D. MACOMBER                           DIRECTOR SINCE 1993
                       Mr. Macomber, 74, is Principal of JDM Investment Group, a
                  private investment firm. He joined the firm as Principal in 1992. He served as Chairman and President of the Export-Import Bank of the United States from 1989 to 1992. Mr. Macomber was Chairman and chief executive officer of Celanese Corporation, a diversified chemical company, from 1973 to 1986. He was Senior Partner of McKinsey & Co. from 1954 to 1973. Mr. Macomber is a director of Lehman Brothers Holdings Inc., Mettler-Toledo International Inc. and Rand McNally. Mr. Macomber is Chairman of the Council for Excellence in Government, Vice Chairman of The Atlantic Council of the United States and a trustee of the Carnegie Institute of Washington and The Folger Library. He is a director of the National Campaign to Prevent Teen Pregnancy and the Smithsonian National Board.

--------------------------------------------------------------------------------

[Photo of Lord Powell]
                  LORD POWELL OF BAYSWATER KCMG              DIRECTOR SINCE 2001
                       Lord Powell, 60, was Private Secretary and advisor on
                  foreign affairs and defence to British Prime Ministers Lady Margaret Thatcher and John Major from 1983 to 1991, and from 1992 until the end of 2000 served as a member of the Board of Jardine Matheson Holdings, Ltd. and associated companies. He is President of the China-Britain Business Council, Chairman of the Singapore-British Business Council and Chairman of the Trustees of the Oxford University Business School. He is a director of Louis-Vuitton Moet Hennessy (LVMH), Caterpillar Inc., Mandarin Oriental Hotel Group, Sagitta Asset Management Ltd., Phillips Fine Art Auctioneers and British Mediterranean Airways. He is a member of the Textron International Advisory Council, the International Advisory Council of GEMS Oriental and General Fund, the Advisory Board of Barrick Gold, the European Advisory Board of Hicks, Muse, Tate & Furst, and the International Advisory Board of HCL Technologies.

--------------------------------------------------------------------------------

[Photo of Sam F. Segnar]
                  SAM F. SEGNAR                              DIRECTOR SINCE 1982
                       Mr. Segnar, 74, is the retired Chairman and chief
                  executive officer of Enron Corporation and former Chairman of the Board of Vista Chemical Co. and Collecting Bank, N.A., Houston, Texas. Mr. Segnar is a director of Gulf States Utilities Company. He is a trustee of the Texas A&M Institute of Bio-Science and Technology and the Texas A&M School of Business Administration.

THE BOARD OF DIRECTORS

     Meetings and Organization

     During 2001, the Board of Directors met nine times and the Executive Committee of the Board did not meet. The Board has standing Audit, Nominating and Board Affairs, and Organization and Compensation committees.

     Compensation of Directors

     For their service on the Board, non-employee directors are paid an annual retainer of $90,000 plus $1,500 for each meeting of the Board attended. Non-employee directors who serve on the Executive Committee or one of the standing committees receive $1,500 for each committee meeting attended, and the chairman of each standing committee receives an additional $5,000 per year.

     Textron maintains a deferred income plan for non-employee directors under which they may defer all or part of their cash compensation until retirement from the Board. Deferrals are made either into an interest bearing account or into an account consisting of Textron stock units, which are equivalent in value to Textron common stock. Directors must defer a minimum of $60,000 of their annual retainer into the stock unit account. At the end of each calendar quarter, Textron will contribute to the stock unit account an additional amount equal to 10% of the amount deferred by the director into this account during the quarter in excess of the minimum deferral amount. One half of this additional amount will vest on December 31 of the year in which payment was deferred and one half on the next December 31. Textron also credits dividend equivalents to the stock unit account. In addition, once a year, on April 30, Textron will contribute to the stock unit account an amount equal to 20% of the then current annual retainer for each director who is serving as a director on the date of Textron's annual meeting of shareholders and has been a director for more than three months.

     Each non-employee director has received 1,000 restricted shares of Textron common stock. Except in the case of the director's death or disability, or a change in control of Textron (as described below under the heading "Employment Contracts and Change In Control Arrangements" on page 20), the director may not sell or transfer the shares until he or she has completed all of his or her successive terms as a director and at least five years of Board service.

     Employee directors do not receive fees or other compensation for their service on the Board or its committees. Each member of the Board is reimbursed for expenses incurred in connection with each Board or committee meeting attended.

     As part of Textron's support for charitable institutions and to provide an additional source of funding for the Textron Charitable Trust, Textron established a program under which it contributes up to $1,000,000 to the trust on behalf of each director upon his or her death, and the trust donates 50% of that amount in accordance with the director's recommendation among up to five charitable organizations. Payment of the contributions ultimately are recovered from life insurance policies that Textron maintains on the lives of directors for this purpose. The directors do not receive any financial benefit from this program since the insurance proceeds and charitable deductions accrue solely to Textron. The program does not result in a material cost to Textron. Non-employee directors also participate in the CitationShares Director's Evaluation Program established by Textron to evaluate the performance of the CitationShares fractional ownership program, a joint venture between Cessna Aircraft Company, a wholly-owned subsidiary of Textron, and TAG Aviation USA. Under the evaluation program, Textron purchased a one-eighth ownership share of a Cessna Citation aircraft from CitationShares and makes flight time available to the non-employee directors for personal use. Following each flight, a participating director is expected to complete an evaluation of his or her travel experience to assist Textron in ensuring that CitationShares maintains its customer service focus. Directors are not charged for their participation in the program or use of the aircraft. To further align the non-employee directors' interests with the long-term interests of the shareholders, the Board adopted, subject to shareholder approval, an amendment to the 1999 Textron Long-Term Incentive Plan, authorizing the granting of options to purchase Textron common stock to non-employee directors, as described on pages 21 through 26.

     Audit Committee

     The Audit Committee recommends to the Board the selection of independent auditors to conduct the annual audit of Textron's financial statements; reviews the scope and costs of the audit plans of the independent auditors and internal auditors, and the scope and costs of non-audit services provided by the independent auditors and considers their affect on the auditors independence; reviews with management and the independent auditors Textron's annual financial statements; reviews Textron's compliance programs; and reviews with management, the independent auditors and the internal auditors, Textron's internal accounting controls. The committee is available to meet privately and separately with the independent auditors and the internal auditors without management being present. The Board of Directors has adopted a written charter for the committee. The following six non-employee directors presently comprise the committee: Mr. Gagne (Chairman), Mr. Arnelle, Ms. Beck, Mr. Rowe, Mr. Segnar and Mr. Walker. During 2001, the committee met five times. Various members of management are regularly invited to be present at Audit Committee meetings. The Vice President Internal Audit has direct access to the Audit Committee and to Textron's chief executive officer.

     Nominating and Board Affairs Committee

     The Nominating and Board Affairs Committee reviews the qualifications of, and recommends to the Board, individuals for nomination by the Board as directors of Textron. Textron's By-Laws contain a provision which imposes certain requirements upon nominations for directors other than those made by the Board. In making its recommendations to the Board, the committee will consider suggestions regarding possible candidates from a variety of sources, including shareholders. Shareholders wishing to recommend individuals as candidates for nomination by the Board must submit timely notice of nomination within the time limits described below under the heading "Shareholder Proposals and Other Matters for 2003 Annual Meeting" on page 28, to the committee, c/o Textron's corporate secretary, along with a description of the proposed candidate's qualifications and other pertinent biographical information, as well as a written consent from the proposed candidate. In addition, the committee conducts reviews and makes recommendations to the Board on the organization of the Board, Board compensation, the overall performance of the Board and other matters of corporate governance. The following seven non-employee directors presently comprise the committee: Mr. Dickson (Chairman), Ms. Beck, Mr. Fish, Mr. Ford, Lord Powell, Mr. Walker and Mr. Wheeler. During 2001, the committee met once.

     Organization and Compensation Committee

     The Organization and Compensation Committee recommends to the Board compensation arrangements for the officers named in the Summary Compensation Table on page 16 and approves compensation arrangements for other executive officers. In addition, the committee reviews the responsibilities and performance of executive officers, plans for their succession, and approves changes in executive officers. The following eight non-employee directors presently comprise the committee: Mr. Macomber (Chairman), Mr. Arnelle, Mr. Fish, Mr. Ford, Lord Powell, Mr. Rowe, Mr. Segnar and Mr. Wheeler. During 2001, the committee met six times.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

     The following table lists all shareholders known by Textron to own beneficially more than 5% of any class of Textron's voting stock as of January 31, 2002, except that ownership indicated for FMR Corp. is as of December 31, 2001:

                                                                        AMOUNT AND NATURE
                                       NAME AND ADDRESS OF                OF BENEFICIAL         PERCENT
      TITLE OF CLASS                    BENEFICIAL OWNER                    OWNERSHIP           OF CLASS
      --------------                   -------------------              -----------------       --------
Common Stock...............  Putnam Fiduciary Trust Company            21,911,671 shares(1)       15.54%
                             859 Willard Street
                             Quincy, Massachusetts 02169
Common Stock...............  FMR Corp.                                 12,509,075 shares(2)        8.85%
                             82 Devonshire Street
                             Boston, Massachusetts 02109

---------------

(1) Putnam Fiduciary Trust Company has informed Textron that it shares voting and investment power over the shares and that it holds the shares as Trustee under the Textron Savings Plan and disclaims any beneficial interest. The shares will be voted at the annual meeting in accordance with instructions from the participants in the plan, or in the absence of instructions, by Putnam Fiduciary Trust Company as Trustee in accordance with the plan.

(2) Pursuant to a statement filed by FMR Corp. with the Securities and Exchange Commission in accordance with Rule 13d-1 of the Securities Exchange Act of 1934, FMR Corp. has reported that it has sole voting power over 452,895 shares and sole investment power over 12,509,075 shares.

                          SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below in the column headed "Number of Shares of Common Stock" is the number of shares of all classes of Textron stock beneficially owned by each director of Textron, by each executive officer of Textron named in the Summary Compensation Table on page 16 and by all current directors and executive officers as a group. No director or executive officer beneficially owned in excess of 1% of the outstanding shares of common stock. Directors and executive officers as a group beneficially owned 1.1% of the outstanding shares of common stock. Ownership indicated is as of January 31, 2002.

     The column headed "Number of Shares of Common Stock" includes shares held for the officers by the trustee under the Textron Savings Plan, shares obtainable upon the exercise of stock options exercisable within 60 days of January 31, 2002, and shares held jointly. Each director and executive officer has sole voting and investment power over his or her shares, except in those cases in which the voting or investment power is shared with the trustee or as otherwise noted. An objective of Textron's director and executive compensation programs is to align the financial interests of the directors and the executive officers with that of shareholders. Accordingly, the value of a significant portion of the directors' and the executive officers' total compensation is dependent upon the value they generate on behalf of shareholders. The column headed "Total Common Stock-Based Holdings" includes common stock beneficially owned and other common stock-based holdings in the form of stock units, performance share units, restricted stock and cash equivalent share awards (the value of which will increase or decrease in relation to the increase or decrease in the price of common stock).

                                                                    NUMBER               TOTAL
                                                                   OF SHARES         COMMON STOCK-
                           NAME                              OF COMMON STOCK(1)(2)   BASED HOLDINGS
                           ----                              ---------------------   --------------
H. Jesse Arnelle...........................................            2,299              11,607
Teresa Beck................................................            2,100              11,393
John D. Butler.............................................          107,823             222,678
Lewis B. Campbell..........................................          976,436           1,237,366
R. Stuart Dickson..........................................           41,363              55,893
Lawrence K. Fish...........................................            1,000               7,153
Joe T. Ford................................................            2,000               8,662
Theodore R. French.........................................          135,383             179,160
Paul E. Gagne..............................................            2,220              10,439
Mary L. Howell.............................................          181,129             304,365
John D. Macomber...........................................           11,264              26,339
Terrence O'Donnell.........................................           38,353             116,812
Lord Powell of Bayswater KCMG..............................            1,000               1,808
Brian H. Rowe..............................................            9,910              17,217
Sam F. Segnar..............................................            4,331              29,720
Martin D. Walker...........................................            3,877              28,857
Thomas B. Wheeler..........................................            2,407              24,391
All current directors and executive officers as a group (18
  persons).................................................        1,573,089           2,467,038

---------------

(1) Includes the following shares as to which voting and investment powers are shared: Mr. Dickson -- 34,000 and Mr. Segnar -- 1,000.

(2) Includes the following shares obtainable upon the exercise of stock options exercisable within 60 days of January 31, 2002: Mr. Campbell -- 644,108; Mr. French -- 34,999; Mr. Butler -- 106,500; Mrs. Howell -- 166,860; Mr.
    O'Donnell -- 37,500; and all current directors and executive officers as a group -- 1,038,967.

                           REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors has furnished the following report on its activities:

     The committee reviewed the audited financial statements in the Annual Report with management. The committee also reviewed with management and the independent auditors the reasonableness of significant judgements and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of the company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee discussed with the independent auditors the auditors' independence from management and the company including the matters in the written disclosures required by the Independence Standards Board and considered the possible effect of non-audit services on the auditors' independence.

AUDIT FEES; FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES; ALL OTHER FEES

     The aggregate fee for professional services rendered by Ernst & Young for the audit of Textron's annual financial statements for 2001 and the reviews of the financial statements included in Textron's Forms 10-Q for 2001 was $6.8 million. No fees were paid to Ernst & Young for financial information systems design and implementation services. The aggregate fees for services rendered by Ernst & Young for 2001, other than for the audit and financial information systems design and implementation services, were $11.8 million, including audit-related services of $4.3 million, $3.9 million for tax consulting services and $3.6 million for audit-related and tax services related to the disposition of Textron's Automotive Trim business. Audit-related services generally include fees for pension audits, statutory and subsidiary audits, business acquisitions and dispositions, accounting consultations and registration statements.

     The committee discussed with the company's internal and independent auditors the overall scope and plans for their respective audits and met with the auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company's internal controls, and the overall quality of the company's financial reporting. The committee also reviewed the company's compliance program. Five committee meetings were held during the year.

     In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 29, 2001, to be filed with the Securities and Exchange Commission. The committee also recommended to the Board, subject to shareholder approval, the selection of the company's independent auditors.

        PAUL E. GAGNE, CHAIRMAN
        H. JESSE ARNELLE
        TERESA BECK
        BRIAN H. ROWE
        SAM F. SEGNAR
        MARTIN D. WALKER

             REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Organization and Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

EXECUTIVE COMPENSATION PHILOSOPHY

     The objective of Textron's executive compensation program is to attract and retain the most qualified executives to lead our diversified corporation and to motivate them to produce strong financial performance for the benefit of our shareholders. The committee is committed to establishing a total compensation program that is not only very competitive by industry standards but also demonstrates a very heavy bias towards performance and encouraging stock ownership. To meet this objective, the total compensation program is designed to be competitive with the total compensation programs provided by other corporations of comparable revenue size in industries in which we compete for customers and/or executives, and to provide total compensation opportunities at or above the 75th percentile of those corporations if outstanding performance is achieved.

EXECUTIVE COMPENSATION PROGRAM

     Each year the committee, which is comprised entirely of non-employee directors, recommends to the Board compensation arrangements for the officers named in the Summary Compensation Table on page 16 and approves compensation arrangements for other executive officers. These compensation arrangements include annual salary levels, salary grade ranges, annual and long-term incentive plan design, participation and grants thereunder, standards of performance for new grants, and payouts from past grants.

     Textron's executive compensation program is comprised of four principal components: salary, annual incentive compensation, Textron Quality Management ("TQM") bonus and long-term incentive compensation.

     SALARY

     Salary ranges for Textron's executive officers were increased by 3.3% for 2001. Individual salaries are considered for adjustment periodically, based on position in salary range, individual performance and potential, and/or change in duties or level of responsibility. As a general rule, adjustments in salary are relatively modest, inasmuch as the primary elements of the compensation program are intended to be delivered by the variable components described below.

     ANNUAL INCENTIVE COMPENSATION

     All executive officers participate in Textron's Annual Incentive Compensation Plan. Annual incentive payments are generally limited to twice the target award level, but the committee can make payments above these levels if it deems performance warrants. The factors considered by the committee in recommending 2001 incentive compensation payments for executive officers included the degree to which certain overall corporate and individual performance objectives were achieved or not achieved such as return on invested capital ("ROIC"), free cash flow, top line growth (revenues) and earnings per share. Individual awards were also based on the committee's assessment of each executive officer's performance against non-financial objectives which reflect their specific responsibilities. Overall corporate performance was disappointing in 2001 and incentive awards reflected the disappointing performance although the committee utilized its discretion in recommending 2001 incentive awards, cognizant of the need to provide compensation consistent with retention of key executives. The annual incentive compensation earned by the officers named in the Summary Compensation Table is reported in the "Bonus" column of that table.

     TQM BONUS

     The earnings opportunity of the TQM special bonus program, in which all executive officers participate, is equal to 50% of a participant's annual incentive compensation target. The maximum award for achievement above stretch targets is 60% of a participant's annual incentive compensation target. Based on the overall performance of Textron, none of the officers named in the Summary Compensation Table received a TQM bonus for 2001. The TQM special bonus program, which was initiated during 2000, was established on a temporary basis and 2001 represents the last year of the program.

     LONG-TERM INCENTIVE COMPENSATION

     Under the Textron 1999 Long-Term Incentive Plan, executive officers may be granted awards of stock options, performance share units and restricted stock. Additionally, during 2000 the committee approved a long-term incentive additive which provides executives the opportunity to earn awards for achieving stretch targets above and beyond those established under the 1999 plan. An amendment to the 1999 plan incorporates into the plan the opportunity to earn awards above target for achieving stretch targets.

     Grants of Stock Options and Performance Share Units

     It has been the committee's practice to recommend to the Board of Directors for its approval at its December meeting the number of stock options and performance share units to be granted to the executive officers. However, during 2001 the committee chose to defer, until January 2002, recommending to the Board all of the 2001 compensation elements, including the granting of stock options and performance share units. Accordingly, no stock options or performance share units were granted during 2001 to the officers named in the Summary Compensation Table that appears on page 16. Such grants were made in January 2002.

     2001 Payouts of Previously Granted Performance Share Units

     Performance share unit payouts to executive officers were for the three-year performance cycle ending December 29, 2001. The committee recommended to the Board payouts in a range of 25% to 40% of these performance share unit grants reflecting lower than targeted performance. Criteria for performance share unit payouts were established in 1999 and were based (1) 75% on three-year aggregate earnings per share and 25% on the committee's evaluation of balance sheet strength/asset management, shareholder value (including annual rate of dividends and common stock performance versus Textron's proxy peers) and the executive officer's performance or (2) 60% on three-year aggregate earnings per share, 20% on the committee's evaluation of balance sheet strength/asset management and shareholder value, and 20% on performance relative to Textron's Transformation Leadership Team. The 2001 payout for one executive officer was for performance share units granted for a two-year performance cycle ending December 29, 2001, and the 2001 payout for one executive officer was for a one-year performance cycle also ending December 29, 2001. The EPS targets were not met and the payouts were reduced significantly from the prior year payouts. Information on the 2001 payouts to the officers named in the Summary Compensation Table of previously granted performance share units is reported in the "LTIP Payouts" column of that table. Criteria for future payouts will include a significant ROIC component.

STOCK OWNERSHIP

     An objective of Textron's executive compensation program is to align the financial interests of the executive officers with the best interests of shareholders. The committee also seeks to promote stock ownership and base a substantial component of the executive officers' total compensation on the value they generate on behalf of Textron's shareholders.

     In addition to the long-term incentive plans described above, the Deferred Income Plan for Textron Key Executives, in which all executive officers participate, provides that annual incentive compensation earned in excess of 100% of target must be deferred in stock units, which are equivalent in value to shares of Textron common stock, if the officer has not maintained a minimum stock ownership level. The committee suspended the mandatory deferral provision during 2002 as it thought the depressed stock market, reflecting a weakened economy, artificially skewed stock ownership levels. The following minimum levels have been established: five times base salary for the chief executive officer and chief operating officer, three times base salary for other officers named in the Summary Compensation Table and either two or three times base salary for other executive officers. Newly named officers have five years to bring their holdings up to the minimum levels. The deferred income plan also provides participants the opportunity to defer up to 25% of base salary and up to 100% of annual and long-term incentive compensation and other compensation. Elective deferrals may be invested in either an interest bearing account or in a stock unit account. Textron contributes a 10% premium on amounts the officers elect to defer in the stock unit account.

CEO COMPENSATION

     As in the past, in determining the overall level of Mr. Campbell's compensation and each component thereof, the committee took into consideration information provided by independent, professional compensation consultants. Mr. Campbell's salary was last increased to its current level of $1,000,000 upon his promotion to Chief Executive Officer effective July 1, 1998. As reported in the Summary Compensation Table, Mr. Campbell's salary has remained at $1,000,000. Although Mr. Campbell's base salary was below the 50(th) percentile of base salary paid to chief executive officers at the surveyed companies, the committee determined not to increase his salary.

     Based upon competitive data, Mr. Campbell's annual incentive compensation target is 100% of his base salary. The committee recommended, and the Board approved, a 2001 annual incentive compensation award of $1,500,000, compared to an award of $1,650,000 for 2000. In determining the level of the award the committee utilized its full discretion and, in doing so, took into consideration: (1) competitive practice for the Chief Executive Officer position, (2) that performance relative to his objectives was impacted by the difficulties associated with 2001, (3) the numerous reorganizational and restructuring programs that were initiated during 2001 and (4) that Mr. Campbell's compensation (total of base salary, annual incentive compensation and long-term incentive compensation) declined a significant 37% from 2000.

     The performance share units granted to Mr. Campbell for the 1999-2001 performance cycle were based 75% on aggregate earnings per share and 25% on discretionary performance measures. Based on its discretion, the committee recommended, and the Board approved, an award of $319,275 for Mr. Campbell. The nearly 80% decline from 2000 award reflected the fact that the EPS threshold target was not achieved. Mr. Campbell's award for the three-year performance cycle ending in 2000 was $1,517,760.

     Mr. Campbell also received compensation under various Textron benefit and compensation plans including restricted stock retention awards (see footnotes
(4) and (5) of the Summary Compensation Table on page 16).

TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code provides that no U.S. income tax deduction is allowable to a publicly held corporation for compensation in excess of $1 million paid to the chief executive officer or any other employee whose compensation is required to be reported in the Summary Compensation Table, if those individuals are employed by the corporation at year end. "Performance-Based Compensation" is exempt from the $1 million limitation. Performance-Based Compensation must be based upon meeting pre-established and objective performance goals under a plan approved by shareholders. Performance goals are not objective if the committee has any discretion to pay amounts in excess of those earned in accordance with the achievement of pre-established performance criteria or to pay such compensation when the performance criteria are not met. Compensation deferred under the deferred income plan is not subject to the $1 million limitation.

     Textron's policy has been to preserve committee discretion in determining awards earned under Textron's annual and long-term incentive plans. Textron stock options granted under the 1999 Long-Term Incentive Plan do qualify as Performance-Based Compensation. Textron will continue to preserve committee discretion under the annual incentive compensation plan and a portion of the 1999 Long-Term Incentive Plan.

     Textron's deferred income plan encourages individuals, including those whose income might otherwise be subject to the $1 million limitation, to defer incentive compensation amounts until the individual's employment with Textron ends, at which time the deductibility of such compensation will not be subject to Section 162(m). Consequently, with the opportunity to defer compensation, Textron believes that the $1 million limitation of Section 162(m) of the Internal Revenue Code will not have a material effect on Textron's income tax expense in the near term. The committee will continue to assess the effect of these tax rules on Textron.

AMENDMENT TO THE 1999 LONG-TERM INCENTIVE PLAN

     The committee recommends to the shareholders that they approve the amendment to the 1999 plan as described on pages 21 through 26.

     This report is submitted by the Organization and Compensation Committee.

           JOHN D. MACOMBER, CHAIRMAN
           H. JESSE ARNELLE
           LAWRENCE K. FISH
           JOE T. FORD
           LORD POWELL OF BAYSWATER KCMG
           BRIAN H. ROWE
           SAM F. SEGNAR
           THOMAS B. WHEELER

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth information concerning compensation of (i) Textron's chief executive officer at the end of 2001 and
(ii) the four most highly compensated executive officers of Textron, other than the chief executive officer, who were serving as executive officers at the end of 2001 for Textron's 1999, 2000 and 2001 fiscal years. Compensation which was deferred by these officers under the Deferred Income Plan is included below as compensation paid.

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                          LONG-TERM COMPENSATION
                               -------------------------------------------   --------------------------------------------
                                                                                         AWARDS                 PAYOUTS
                                                                             -------------------------------    -------
                                                                                               SECURITIES
                                                                              RESTRICTED       UNDERLYING         LTIP
  NAME AND PRINCIPAL                                        OTHER ANNUAL     STOCK AWARDS       OPTIONS/        PAYOUTS
      POSITION(1)        YEAR  SALARY ($)   BONUS ($)(2)   COMPENSATION(3)      ($)(4)          SARS (#)          ($)
-----------------------  ----  ----------   ------------   ---------------   ------------      ----------       -------
L.B. Campbell            2001  $1,000,000    $1,500,000       $162,426       $ 4,650,000            -0-        $  319,275
Chairman, President and  2000  1,000,000      1,937,500        117,791               -0-         75,000         1,517,760
Chief Executive Officer  1999  1,000,000      1,400,000            -0-        17,906,250         75,000         2,180,400

T. R. French             2001    550,000        336,302        103,776         4,656,302            -0-           102,168
Executive Vice           2000     13,099        100,000            -0-               -0-         70,000               -0-
President and
Chief Financial
Officer

J.D. Butler              2001    460,000        327,537            -0-            51,537            -0-           119,196
Executive Vice           2000    440,000        520,547            -0-            80,972         35,000           342,720
President
Administration and       1999    420,000        390,787            -0-            45,787         23,000           536,080
Chief Human Resources
Officer

M.L. Howell              2001    440,000        264,000         56,570               -0-            -0-           110,682
Executive Vice           2000    406,250        429,703         70,388            12,500         35,000           318,240
President Government,    1999    370,000        310,000            -0-               -0-         22,000           545,100
Strategy Development
and International,
Communications and
Investor Relations

T. O'Donnell             2001    440,000        287,896            -0-            23,896            -0-           102,168
Executive Vice           2000    344,904        646,703         62,687            29,500         55,000           220,000
 President
and General Counsel


                          ALL OTHER
  NAME AND PRINCIPAL     COMPENSATION
      POSITION(1)           ($)(5)
-----------------------  ------------
L.B. Campbell              $50,000
Chairman, President and     50,000
Chief Executive Officer     50,000

T. R. French                27,500
Executive Vice                 -0-
 President
and Chief Financial
Officer

J.D. Butler                 23,000
Executive Vice              22,000
 President
Administration and          21,000
Chief Human Resources
Officer

M.L. Howell                 22,000
Executive Vice              20,312
President Government,       18,500
Strategy Development
and International,
Communications and
Investor Relations

T. O'Donnell                22,000
Executive Vice              17,245
 President
and General Counsel

---------------
(1) Mr. French joined Textron in December 2000 as Executive Vice President and Chief Financial Officer. Mrs. Howell, previously Executive Vice President Government and International, became Executive Vice President Government, International, Communications and Investor Relations in January 1999 and Executive Vice President Government, Strategy Development and International, Communications and Investor Relations in September 2000. Mr. O'Donnell joined Textron in March 2000 as Executive Vice President and General Counsel.

(2) The amounts listed as paid to Mr. French, Mr. Butler and Mr. O'Donnell for 2001 include vested contributions made by Textron in the amounts of $6,302, $51,537 and $23,896, respectively, as a result of their elections to defer compensation into the stock unit fund of the Deferred Income Plan. The amount for 2000 for Mr. French represents a hiring bonus. The amount for Mr. O'Donnell for 2000 also includes a hiring bonus of $200,000.

(3) The amounts listed for 2001 include the incremental cost to Textron of providing various perquisites and personal benefits in excess of reporting thresholds, including $84,076 and $38,963 for personal use of Textron aircraft for Mr. Campbell and Mrs. Howell, respectively, and $89,674 for temporary living, transportation on Textron aircraft and related tax assistance for Mr. French.

(4) The amount listed for Mr. Campbell in 2001 is the market value at the time of grant of a retention award of 100,000 shares of restricted stock. The shares were granted on January 1, 2001 and the restriction on the shares will lapse, provided he is still employed by Textron, or in certain cases if his employment ends
                                         (footnotes continued on following page)

(footnotes continued from preceding page)

    earlier, in accordance with the following schedule: 50,000 shares in May 2002, 20,000 shares in May 2004 and 30,000 shares in May 2007.

     The amount listed for Mr. Campbell in 1999 is the market value at the time of grant of a retention award of 200,000 shares of restricted stock. The shares will be granted provided he is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule: 50,000 shares will vest in May 2003, 20,000 shares will vest in May 2004, 40,000 shares will vest in May 2005, 30,000 shares will vest in May 2006, May 2008 and May 2011. The vesting schedule for the 200,000 shares granted in 1999 was adjusted in 2001 at the time the grant in 2001 was made.

     As of December 29, 2001, the market value of the 300,000 restricted shares granted to Mr. Campbell was $12,720,000.

     The Board eliminated the EPS targets which originally had been established as a condition to the removal of restrictions on the restricted stock awards. The Board, also approved the conversion of the restricted stock awards granted to Mr. Campbell to restricted stock units provided Mr. Campbell maintains his stock ownership guideline. A restricted stock unit represents the cash equivalent of a share of Textron common stock.

     The amount listed for Mr. French in 2001 includes $4,650,000, which is the market value at the time of grant of a retention award of 100,000 shares of restricted stock. The shares will be granted provided he is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule: 20,000 shares vested in January 2002, and 20,000 shares will vest in each of January 2003, 2004, 2005 and 2006. As of December 29, 2001, the market value of the 100,000 restricted shares was $4,240,000.

     All other amounts listed are unvested contributions made by Textron under the Deferred Income Plan as a result of the officers' elections to defer compensation into the stock unit fund of the Deferred Income Plan. These contributions are credited in the form of stock units, which are not actual shares of stock but are units paid in cash with a value that varies with the price of Textron common stock. As of December 29, 2001, 132, 1,030, and 489 unvested stock units with a market value of $5,597, $43,672, and $20,734 were credited to the accounts of Mr. French, Mr. Butler and Mr. O'Donnell, respectively.

(5) The amounts listed for 2001 are Textron's contributions under the Textron Savings Plan and the Savings Plan component of the Supplemental Benefits Plan.

                            ------------------------

STOCK OPTION GRANTS

     No grants of stock options under the Textron 1999 Long-Term Incentive Plan were made to the officers named in the Summary Compensation Table during Textron's 2001 fiscal year.

AGGREGATED OPTION AND STOCK APPRECIATION RIGHTS EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information, with respect to the officers named in the Summary Compensation Table, concerning: (i) the exercise during Textron's 2001 fiscal year of stock options and stock appreciation rights and
(ii) unexercised options and stock appreciation rights held as of the end of Textron's 2001 fiscal year, which were granted to these officers during 2001 and in prior fiscal years under either the Textron 1999 Long-Term Incentive Plan or a predecessor plan.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION AND SAR VALUES

                                                           NUMBER OF SECURITIES
                                                                UNDERLYING                 VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS/SARS AT       IN-THE-MONEY OPTIONS/SARS
                           SHARES                           FISCAL YEAR-END(#)             AT FISCAL YEAR-END($)
                          ACQUIRED         VALUE       ----------------------------    -----------------------------
        NAME           ON EXERCISE(#)   REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
        ----           --------------   -----------    -----------    -------------    -----------    -------------
L.B. Campbell........        -0-         $    -0-        644,108         37,501        $3,892,382          $-0-
T.R. French..........        -0-              -0-         34,999         35,001               -0-           -0-
J.D. Butler..........        -0-              -0-        106,500         17,500               -0-           -0-
M.L. Howell..........      5,404          109,566        166,860         17,500           873,550           -0-
T. O'Donnell.........        -0-              -0-         27,500         27,500               -0-           -0-

LONG-TERM INCENTIVE PLAN

     No performance share unit awards under the Textron 1999 Long-Term Incentive Plan were made to the officers named in the Summary Compensation Table during Textron's 2001 fiscal year.

PENSION PLAN

     The following table sets forth the estimated annual pension benefits payable upon retirement under the Textron Master Retirement Plan formula to persons in the specified remuneration and years of service classifications.

                               PENSION PLAN TABLE

                                              YEARS OF SERVICE
                  -------------------------------------------------------------------------
REMUNERATION(1)      10          15           20           25           30           35
---------------      --          --           --           --           --           --
  $  500,000      $ 73,373   $  110,059   $  146,746   $  183,432   $  220,119   $  256,805
     600,000        88,373      132,559      176,746      220,932      265,119      309,305
     750,000       110,873      166,309      221,746      277,182      332,619      388,055
   1,000,000       148,373      222,559      296,746      370,932      445,119      519,305
   1,250,000       185,873      278,809      371,746      464,682      557,619      650,555
   1,500,000       223,373      335,059      446,746      558,432      670,119      781,805
   1,750,000       260,873      391,309      521,746      652,182      782,619      913,055
   2,000,000       298,373      447,559      596,746      745,932      895,119    1,044,305
   2,250,000       335,873      503,809      671,746      839,682    1,007,619    1,175,555
   2,500,000       373,373      560,059      746,746      933,432    1,120,119    1,306,805
   2,750,000       410,873      616,309      821,746    1,027,182    1,232,619    1,438,055
   3,000,000       448,373      672,559      896,746    1,120,932    1,345,119    1,569,305
   3,250,000       485,873      728,809      971,746    1,214,682    1,457,619    1,700,555
   3,500,000       523,373      785,059    1,046,746    1,308,432    1,570,119    1,831,805
   3,750,000       560,873      841,309    1,121,746    1,402,182    1,682,619    1,963,055
   4,000,000       598,373      897,559    1,196,746    1,495,932    1,795,119    2,094,305
   4,250,000       635,873      953,809    1,271,746    1,589,682    1,907,619    2,225,555
   4,500,000       673,373    1,010,059    1,346,746    1,683,432    2,020,119    2,356,805
   4,750,000       710,873    1,066,309    1,421,746    1,777,182    2,132,619    2,488,055
   5,000,000       748,373    1,122,559    1,496,746    1,870,932    2,245,119    2,619,305

---------------

(1) Based on highest consecutive five-year average compensation

     Benefits under the formula are based upon the salaried employee's highest consecutive five-year average compensation. Compensation for such purposes means compensation listed in the "Salary" and "LTIP Payouts" columns, and annual incentive compensation included in the "Bonus" column of the Summary Compensation Table. However, for any employee who was first awarded performance share units after October 26, 1999, under the formula LTIP payouts shall not be included in compensation. Mr. French and Mr. O'Donnell have employment contracts with Textron that provide that their LTIP payouts will be deemed to be included in compensation for purposes of the formula. As of January 1, 2002, the years of credited service for the officers named in the Summary Compensation Table were as follows: Mr. Campbell, 9 years; Mr. French, 1 year; Mr. Butler, 5 years; Mrs. Howell, 21 years; and Mr. O'Donnell, 2 years.

     Annual pension amounts shown in the table above are computed on the basis of a single life annuity and are not subject to any offset for Social Security benefits. The Textron Master Retirement Plan is integrated with Social Security, however, and the amounts in the table reflect that integration. Annual pension amounts shown in the table are subject to annual pension limitations imposed by the Internal Revenue Code. To compensate certain Textron executives, including the officers named in the Summary Compensation Table, for the effect of these limitations, Textron maintains a Supplemental Benefits Plan. Certain Textron executives, including the officers named in the Summary Compensation Table, also participate in the Supplemental Retirement Plan for Textron Key Executives, which provides benefits to participants who remain in the employ of Textron until at least age 60. Under this plan, these executives are entitled to receive an annual supplemental pension benefit equal to 50% of their highest consecutive five-year average compensation reduced by any amounts to which they are entitled under the plans of Textron and any prior employer if they remain in the employ of Textron until age 65 (and a reduced benefit if they remain in the employ of Textron until at least age 60).

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     The officers named in the Summary Compensation Table, and one other executive officer have employment contracts with Textron that provide for a three-year initial term, with a one-year renewal provision. The contracts provide for specified levels of severance protection based on the reason for termination, including change in control, irrespective of the remaining term of the agreements. The contracts provide excise tax protection for change in control terminations. The contracts provide that base salary will not be reduced and the officers will remain eligible for participation in Textron's executive compensation and benefit plans during the term of the contracts.

     Certain benefit plans and arrangements in which the officers named in the Summary Compensation Table participate have provisions that will apply in the event of a change in control of Textron. Generally, a "change in control" under the plans will occur upon: (i) any non-Textron person or group becoming (other than by acquisition from Textron or a related company) the beneficial owner of more than 30% of the then outstanding voting stock of Textron, (ii) during any two-year period, directors elected or nominated by the Board ceasing to constitute a majority thereof, (iii) shareholder approval of a merger or consolidation of Textron with any other corporation, other than a merger or consolidation in which the voting securities of Textron would continue to represent more than 50% of the combined voting power of the voting securities of Textron or such surviving entity, or (iv) shareholder approval of a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of its assets. The Survivor Benefit Plan provides that, upon a change in control, certain assets (generally, paid up life insurance in a face amount equal to two times the base salary of an active or former officer) will be transferred to each active or former executive or beneficiary. The Supplemental Benefits Plan and the Deferred Income Plan provide that, in the event of a change in control of Textron, the amounts accrued under such plans will become payable immediately. The Annual Incentive Compensation Plan establishes minimum incentive compensation awards for the fiscal year in which the change in control occurs. The Textron 1990, 1994 and 1999 Long-Term Incentive Plans provide that, in the event of a change in control of Textron, outstanding options will become exercisable immediately and in full, and the stated value of all outstanding performance share units will be deemed earned and will be payable immediately and in full in the event of a change in control of Textron. The Supplemental Retirement Plan for Textron Key Executives provides that, in the event of a change in control of Textron, participants will be fully vested. The Textron Savings Plan provides for full vesting of the accounts of participants whose employment ends within two years after a change in control of Textron. The Textron Master Retirement Plan provides that: (i) if the plan is terminated within three years after a change in control of Textron, surplus assets will be applied to increase the benefits of active participants up to maximum limits provided by the Internal Revenue Code, and (ii) in the event of a plan merger, consolidation or transfer within three years after such a change in control, the vested accrued benefit of each affected individual will be increased as provided in item (i), will be fully vested, and will be satisfied through the purchase of a guaranteed annuity contract. Mr. Campbell's and Mr. French's retention awards are payable immediately in the event of a change in control of Textron.

TRANSACTIONS WITH MANAGEMENT

     As permitted by his employment contract with Textron, Mr. O'Donnell remains a partner of the Washington, D.C. law firm, Williams & Connolly LLP, which has provided legal services to Textron from time to time for over twenty years. Mr. O'Donnell will not receive any share in firm income resulting from any services provided by the firm to Textron. During fiscal year 2001, Williams & Connolly was paid $412,929 for such services. It is expected that fees in fiscal year 2002 will be approximately in the same amount. These transaction are all conducted at arms-length.

                               PERFORMANCE GRAPH

     Set forth below is a stock performance graph which shows the change in market value of $100 invested on December 31, 1996, in Textron common stock, Standard & Poor's 500 Stock Index and a peer group index. The cumulative total shareholder return assumes dividends are reinvested. Textron is a global, multi-industry company with market-leading operations in five business segments -- Aircraft, Industrial Components, Industrial Products, Fastening Systems and Finance. The peer group consists of 18 companies in comparable industries in the following Standard & Poor's 500 price index industry groups: aerospace/defense -- The Boeing Company, General Dynamics Corporation, Lockheed Martin Corporation and Northrup Grumman Corporation; auto parts & equipment -- ITT Industries, Inc. and TRW Inc.; defense electronics -- Raytheon Company; diversified machinery -- Dover Corporation; diversified manufacturing -- Crane Co., Honeywell International, Inc., Illinois Tool Works Inc., Johnson Controls Inc., Tyco International LTD. and United Technologies Corporation; electrical equipment -- Rockwell International Company; specialized manufacturing -- Millipore Corporation, Pall Corp. and Parker Hannifin Corp. The companies in the indices are weighted by market capitalization.

                                      [GRAPH]

----------------------------------------------------------------------------------------------------------------------
                                Dec. 31,       Dec. 31,       Dec. 31,       Dec. 31,       Dec. 31,       Dec. 31,
                                  1996           1997           1998           1999           2000           2001
----------------------------------------------------------------------------------------------------------------------
 Textron Inc.                   $100.00        $134.87        $166.52        $170.91        $106.24        $ 97.24
----------------------------------------------------------------------------------------------------------------------
 S&P 500                        $100.00        $133.36        $171.47        $207.56        $188.66        $166.24
----------------------------------------------------------------------------------------------------------------------
 Peer Group                     $100.00        $114.77        $120.51        $126.87        $150.73        $135.75
----------------------------------------------------------------------------------------------------------------------

             AMENDMENT TO THE TEXTRON 1999 LONG-TERM INCENTIVE PLAN

     On February 24, 1999, the Board of Directors adopted, and on April 28, 1999 the shareholders approved, the Textron 1999 Long-Term Incentive Plan as part of a continuing program to attract, retain and motivate key employees. Through the grant of awards based on Textron's long-term performance, the plan has increased the personal involvement of officers and other selected employees in Textron's continued growth and success. The number of stock options and performance share units, payable only in cash, remaining available for grant under the plan are not sufficient to continue to make awards at levels consistent with the objective of Textron's program to attract, retain and motivate key employees. On April 25, 2001, the shareholders approved an amendment to the plan increasing the total number of awards available for grant and the individual grant limits for those awards. The Board of Directors has adopted a further amendment to the plan, subject to shareholder approval, (i) authorizing the granting of stock option awards to non-employee directors; (ii) again increasing the total number of stock options available for grant; (iii) providing all participants, including corporate officers, the opportunity to earn awards up to 130% of the value of performance share units; and (iv) limiting the term of non-qualified options granted under the plan to no more than ten years from the date of grant. The principal features of the amended plan are described below.

     The amended plan authorizes the granting of awards to key employees of Textron and its related companies in any one or more of the following forms: (i) options to purchase Textron common stock, (ii) performance share units, payable only in cash, and (iii) restricted stock; and to directors who are not full-time employees of Textron, its divisions or its subsidiaries in the form of options to purchase Textron common stock.

     The total number of shares of Textron common stock for which options may be granted under the amended plan is 14,000,000, of which 3,500,000 are available for grant, and the maximum number of stock options that may be granted to any individual in any calendar year is 150,000, in each case subject to adjustment as described below. Shares of Textron common stock issued upon exercise of options may be either authorized but unissued shares or previously issued shares held in the treasury. The maximum number of performance share units which may be granted under the amended plan is 2,000,000, of which 690,000 are available for grant, and the maximum number of performance share units that may be granted to any individual for any award period is 120,000 in each case subject to adjustment as described below. Performance share units are payable only in cash. The maximum number of shares of restricted stock which may be granted under the amended plan is 500,000, of which 200,000 are available for grant, and the maximum number of shares of restricted stock which may be granted to any individual in any one calendar year is 200,000. The closing price of Textron common stock as reported for New York Stock Exchange Composite Transactions on March 1, 2002, was $48.42.

     The amended plan will be administered by the Organization and Compensation Committee of the Board of Directors, which will determine the key employees and non-employee directors to whom awards will be granted, the form and amount of awards, the dates of grant and the terms and provisions of each award (which need not be identical). The committee members will certify that they are "outside directors" under the Internal Revenue Code definition. The Board of Directors may delegate the committee's responsibilities to one or more officers or committees of Textron, but all decisions concerning the amended plan that relate to executive officers of Textron will be made by the committee.

STOCK OPTIONS

     The amended plan provides for both incentive stock options, as defined in
Section 422 of the Internal Revenue Code, and non-qualified options.

     All options granted under the amended plan will be evidenced in writing. Each option will be at a purchase price per share of not less than 100% of the fair market value of Textron common stock at the time the option is granted. The purchase price must be paid in full at the time of exercise. The purchase price may be paid in cash, in shares of common stock with a value equal to the exercise price or in a combination thereof.

The term of each option will be for such period as the committee determines, but no option may be exercised later than ten years after the date of grant.

     The amended plan contains a provision allowing the plan to be modified to comply with local country laws.

     If an optionee ceases to be an employee or a director during the term of an option, the optionee may exercise the option within specified periods after such termination. Discharge or removal for cause, however, terminates all option rights immediately. In the case of the death of an optionee, the option may be exercised by the optionee's estate within one year after death or until expiration of the option, whichever occurs first. During an optionee's lifetime, options may be exercised only by the optionee or the optionee's legal guardian or representative.

PERFORMANCE SHARE UNITS

     Performance share units are fictional shares of Textron common stock which are valued for payment purposes at the market value of Textron common stock on the date the performance share units are earned and payable only in cash.

     All performance share unit grants under the amended plan will be evidenced in writing. In making each grant of performance share units, the committee will establish the applicable performance targets or measures. With respect to performance share units based on performance targets, the committee will establish targets only in terms of one or more of the following: Textron's return on invested capital, return on equity, economic profit, cash flow, shareholder value, net operating profit after taxes, net operating profit, margin or earnings per share. Additionally, attainment of a primary performance target will result in the earning of 100% of the value of the performance share units related to that target. Failure to attain a minimum performance target will result in the failure to earn any performance share units related to that performance target. Attainment between the primary and minimum performance targets will result in earning a portion of the performance share units related to those performance targets determined by a pre-established mathematical formula. The committee may determine an award less than that determined by the formula but may not, however, determine an award more than that derived by the formula. Performance measures may be expressed in terms of any standard, financial or otherwise, as the committee may determine. In addition, stretch targets related to return on invested capital will be established. Such targets will provide the participants with the opportunity to earn up to an additional 30% of the value of the performance share units. Performance share units related to one or more performance measures shall be earned only as determined by the committee and may not exceed more than 130% of the value of such units. For purposes of determining whether performance targets have been met, the committee may equitably restate Textron's return on invested capital, return on equity, earnings per share or any other performance targets to take into account the effect of acquisitions or dispositions, extraordinary and non-recurring events, recapitalizations, stock dividends, stock splits or other similar events or any change in accounting practices, tax laws or other laws or regulations that significantly affect Textron's financial performance. Payment of earned performance share units will be in cash in an amount equal to the product of the number of performance share units granted, the current value of Textron common stock for the date on which the performance share units have been earned and the percent of the award earned. Prior to making such payment, the committee will certify that the goals have been attained or satisfied.

     In the case of the death, disability or normal or early retirement of a grantee more than one year into an award period, performance share units may continue to be earned on a pro rata basis. In other cases in which Textron employment ends more than one year into an award period, a former employee will continue to earn related performance share units on a pro rata basis only as determined by the committee. Upon any termination of employment for less than acceptable performance, all outstanding performance share units will be cancelled.

RESTRICTED STOCK

     A restricted stock award represents an award made in shares of Textron common stock. The terms of an award will be set forth in a written agreement. Such terms may include, but are not limited to, continued employment with Textron and/or achievement of performance goals. With respect to restricted stock based on performance targets, the committee will establish targets only in terms of one or more of the following: Textron's return on invested capital, return on equity, economic profit, cash flow, shareholder value, after tax profit, net operating profit or earnings per share.

     The committee may provide that a restricted stock award earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or credited to a grantee's account. Any crediting of dividends or dividend equivalents may be made subject to such restrictions and conditions as the committee may establish, including reinvestment in additional shares or share equivalents.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the Federal income tax consequences with respect to incentive options, non-qualified options, performance share units and restricted stock.

     Incentive Options

     An optionee will not realize taxable income and Textron will not receive any deduction at the time of a grant or exercise of incentive options. If shares acquired upon the exercise of incentive options are not disposed of within two years from the date of grant, nor within one year from the date of exercise, any gain or loss realized upon disposition of the shares will be treated as long-term capital gain or loss. If the shares received upon exercise of an incentive option are disposed of prior to the end of the applicable holding periods described above, the difference between: (a) the lesser of the fair market value of the shares on the date of exercise or the price received upon disposition of the shares and (b) the exercise price will be taxable to the optionee as ordinary income in the year in which such disposition occurs, and Textron will be entitled to a deduction in the amount of such ordinary income recognized by the optionee. Any further gain or loss upon disposition will be treated as short-term or long-term capital gain or loss depending on the holding period of the shares. If incentive options are exercised with Textron common stock previously owned by the optionee, such exercise will not be considered a taxable disposition of the previously owned stock unless such stock was itself received on exercise of incentive options and the holding periods described above for the exchanged stock have not been satisfied. To the extent that the aggregate option price of an optionee's incentive options which become exercisable in any year exceeds $100,000, such options will be treated as non-qualified options. If incentive options are exercised more than three months after the optionee's employment with Textron has ended, the incentive options will be treated as non-qualified options. For purposes of the alternative minimum tax only, the excess of the fair market value of the shares at the time of exercise of incentive options over the option price will be treated as additional income unless such shares are disposed of in the year of exercise.

     Non-qualified Options

     An optionee will not recognize taxable income and Textron will not receive any deduction at the time of a grant of non-qualified options. Upon the exercise of non-qualified options, the excess of the fair market value on the date of exercise of the shares received over the exercise price for such shares will be taxable to the optionee as ordinary income, and Textron will be entitled to a deduction at that time for the amount of such ordinary income recognized by the optionee. The subsequent sale of such shares by the optionee will be treated as short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the fair market value of the shares at the time of exercise. If options are exercised with Textron common stock previously owned by the optionee, such exercise will not be considered a taxable disposition of the previously owned stock and no gain or loss will be recognized with respect to such stock upon such exercise. If additional shares are received by the optionee, the excess of the fair market value of all of the shares received over the sum of the fair market value of all of the shares surrendered and any cash payment made by the optionee upon exercise will be taxable as ordinary income to the optionee and will be deductible by Textron.

     Performance Share Units

     An employee will not recognize taxable income and Textron will not receive any tax deduction by reason of the grant or award of a performance share unit. The employee will recognize ordinary income equal to the cash paid to the employee at the time a performance share unit is earned and paid, and Textron will be entitled to deduction for the amount of such ordinary income recognized by the employee.

     Restricted Stock

     An employee will not recognize taxable income and Textron will not receive any tax deduction by reason of the grant of restricted stock. However, when restrictions on restricted stock lapse there are federal income tax consequences. Generally, the fair market value of the stock will not be taxable to the grantee as ordinary income and Textron will not receive a tax deduction until the year in which the grantee's interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the grantee may elect to recognize income when the stock is received. If this election is made, the amount taxed to the grantee as ordinary income and deducted by Textron is determined as of the date of receipt of the restricted stock.

     Section 162(m) of the Internal Revenue Code

     See summary under the heading "Tax Considerations" on page 14 for a description of the implications of Section 162(m) of the Internal Revenue Code.

GENERAL

     No awards of stock options or performance share units were made during Textron's 2001 fiscal year.

     The maximum number of shares of Textron common stock that may be subject to options, the maximum number of performance share units available for grant, the number of shares of common stock covered by each outstanding option and the price per share thereof, and the maximum number of options that may be granted to any individual employee will be adjusted in the event of a recapitalization, stock dividend, stock split or other similar event. In addition, shares which are subject to options which expire unexercised or which are terminated or cancelled will be added to the remaining maximum number of shares of Textron common stock that may be subject to options. Performance share units granted under the plan which are terminated or unearnable for any reason, will be added to the remaining number of performance share units available for grant, shares of restricted stock granted under the plan which are terminated or on which the restrictions will not lapse for any reason, will be added to the remaining number of shares of restricted stock available for grant under the plan.

     The Board of Directors may at any time terminate the amended plan or any part thereof and may from time to time further amend the amended plan as it may deem advisable, but the Board may not, without shareholder approval, increase the aggregate number of shares of Textron common stock which may be issued under the amended plan (except as such number may be adjusted in the event of a recapitalization, stock dividend, stock split or similar event), extend the period during which an incentive option may be exercised beyond ten years, or materially increase the benefits with respect to grants. Termination or amendment of the plan may not, without the consent of the participant, affect the participant's rights under an award previously granted.

     Awards granted under the amended plan are not assignable or transferable by the recipient thereof, except by will or by the laws of descent and distribution.

     The amended plan provides that outstanding options will be exercisable immediately and in full, all outstanding performance share units will be deemed earned and payable immediately and in full, and all shares of restricted stock will vest immediately in the event of certain changes in control of Textron described in the amended plan, unless determined otherwise by the committee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADOPTION OF THE AMENDMENT TO THE TEXTRON 1999 LONG-TERM INCENTIVE PLAN (ITEM 2 ON THE PROXY
CARD).

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Ernst & Young LLP to audit Textron's consolidated financial statements for 2002, and recommends to the shareholders ratification of the appointment of Ernst & Young as independent auditors for 2002. If this resolution is defeated, the Board will reconsider its selection. A representative of Ernst & Young will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP (ITEM 3 ON THE PROXY CARD).

                              SHAREHOLDER PROPOSAL

     Mercy Consolidated Asset Management Program, Dominican Sisters of Hope, The Sisters of St. Francis of Philadelphia, Congregation of the Sisters of Charity of the Incarnate Word, Sisters of Charity, BVM, Trinity Health and the General Board of Pension and Health Benefits of the United Methodist Church have notified Textron that they intend to propose the following resolution at the 2002 annual meeting of shareholders (the addresses of, and the number of shares held by, each of the proponents can be obtained upon request from Textron's corporate secretary):

     RESOLVED: Shareholders request the Company to disclose all significant promises (including technology transfers), made to foreign governments or foreign firms in connection with foreign military sales, intended to offset their U.S. dollar cost of weapons purchased by foreign nations.

     The proponents have submitted the following statement in support of this proposal:

     What are Offsets?

          Offsets are agreements by U.S. military manufacturers and the U.S. government to direct some benefits -- usually jobs or technology -- back to the purchasing country as a condition of sale. The value of offsets sometimes exceeds the weapons' cost.

          Direct offsets transfer purchasing dollars and/or work and military technology (often through licensing or joint production) to the recipient country to produce a U.S. weapons system, its components, or sub-components.

          Indirect offsets may involve investments in the purchasing country, counter-trade agreements to market foreign goods, or transfers of commercial technology.

          U.S. taxpayers finance offsets by (1) paying for the research and development of weapons and (2) providing grants, loans and loan guarantees for the sale. Offsets also lead to the loss of U.S. jobs.

     Textron

          In Fiscal Year 2000, Textron was ranked as 12(th) largest Department of Defence contractor with $1.1 billion in contracts (Government Executive, August 2001).

     Are Offset Agreements Proprietary?

          The U.S. arms industry guards information on offsets closely, claiming "proprietary privilege." However, purchasing countries often disclose such information for their own political purposes, e.g., to convince their citizens that they are gaining some tangible benefits from the millions or billions of dollars spent on arms.

          The proponents believe that insofar as U.S. arms manufacturers (1) engage in foreign policy by negotiating private offset agreements with foreign governments, and (2) export domestic jobs while claiming that foreign military sales create jobs, they forfeit their proprietary claims to this information. Sound public policy demands transparency and public debate on these matters.

     Offset Examples

          In 1999, two U.S. companies offered lucrative production-sharing contracts with Israeli military manufacturers, in connection with the Company's bidding on a contract with Israel.

          Between 1993 and 1998 U.S. defense companies entered into new offset agreements valued at $21 billion in support of $38.5 billion worth of defense export sales. For every dollar a U.S. company received from an arms sale associated with offsets, it returned, on average, 54.5 cents worth of offset obligations to the purchasing country ("Offsets in Defense Trade, May 2001," Commerce Department).

          1998 data shows that U.S. prime defense contractors reported 41 new offset agreements valued at $1.8 billion in support of $3.1 billion in export contracts.

          The 1999 Commerce Department Report had concluded: "offsets provide substantial benefits to foreign firms, and in the process deny business to otherwise competitive U.S. firms."

     Arms Exports Don't Create Jobs

          The faith-based proponents submit this resolution for Board consideration because arms exports do not create jobs. Current weapons proliferation and the export of jobs and technology through offsets raise profound moral and ethical, as well as fiscal, questions that shareholders should address.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

     The Board feels strongly that this proposal is contrary to the best interests of Textron, its shareholders and its employees.

     Textron is subject to the laws and regulations of the United States Government, which restrict the export of military goods, software and technology. A foreign military sale may only be made when the United States Government has determined that the sale, including all terms and conditions relating to the sale, is consistent with the national security, foreign policy and economic interests of the United States. Textron has in place extensive procedures to ensure that all foreign military sales are made in strict compliance with all applicable United States laws and regulations. Textron already includes in its Annual Report to shareholders information on its foreign military sales, including the amount of such sales, the types of products involved and the specific countries to which the sales were made. The additional disclosures requested by the proposal would be of limited use to the great majority of Textron's shareholders, but could provide Textron's competitors with valuable information regarding Textron's sales procedures, personnel matters and contract terms.

     ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL (ITEM 4 ON THE PROXY CARD).

                    OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

        SHAREHOLDER PROPOSALS AND OTHER MATTERS FOR 2003 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 2003 annual meeting of shareholders must be received by Textron on or before November 13, 2002, for inclusion in the proxy statement and form of proxy relating thereto. Textron's By-Laws contain provisions which impose certain additional requirements upon shareholder proposals.

     In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by Textron in advance of the meeting. Under Textron's By-Laws, such notice must be received not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting of shareholders (but if the annual meeting is called for a date that is not within 30 days of the anniversary date, then the notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made) or between December 25, 2002, and January 24, 2003, for the 2003 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in Textron's proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by Textron.

                                            By order of the Board of Directors,

                                            /s/ Frederick K. Butler
                                            Frederick K. Butler
                                            Vice President Business Ethics and
                                            Corporate Secretary

March 13, 2002

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED.

                                 [TEXTRON LOGO]


                                 ANNUAL MEETING

                                       OF

                              TEXTRON SHAREHOLDERS


                         RHODE ISLAND CONVENTION CENTER
                                ONE SABIN STREET
                            PROVIDENCE, RHODE ISLAND


                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------

                                  TEXTRON INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS APRIL 24, 2002

The undersigned hereby appoint(s) Lewis B. Campbell, Terrence O'Donnell and Frederick K. Butler, or any one or more of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Textron Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held April 24, 2002, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting.

This card also constitutes voting instructions to the trustees under the Textron savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of Textron Inc. held by the trustees under the plans, as described in the proxy statement.


                                            (CHANGE OF ADDRESS/COMMENTS)

                         ______________________________________________________

                         ______________________________________________________

                         ______________________________________________________

                         ______________________________________________________
                        (IF YOU HAVE WRITTEN IN THE ABOVE SPACE, PLEASE MARK
                        THE CORRESPONDING BOX ON THE REVERSE SIDE OF THIS CARD.)

                                                              [SEE REVERSE SIDE]

                                 [TEXTRON LOGO]


                                 ANNUAL MEETING

                                       OF

                              TEXTRON SHAREHOLDERS

                           WEDNESDAY, APRIL 24, 2002
                                   10:30 A.M.

                         RHODE ISLAND CONVENTION CENTER
                                ONE SABIN STREET
                            PROVIDENCE, RHODE ISLAND

                                IMPORTANT NOTICE

IT IS IMPORTANT THAT YOU VOTE, SIGN, DATE AND RETURN THE PROXY BELOW AS SOON AS POSSIBLE.
     BY DOING SO, YOU MAY SAVE TEXTRON THE EXPENSE OF ADDITIONAL SOLICITATION.

                [down arrow]  FOLD AND DETACH HERE  [down arrow]
-------------------------------------------------------------------------------


[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED BELOW, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4, OR IF THE CARD CONSTITUTES VOTING INSTRUCTIONS TO A SAVINGS PLAN TRUSTEE, THE TRUSTEE WILL VOTE AS DESCRIBED IN THE PROXY STATEMENT.

 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES LISTED BELOW
                           AND FOR PROPOSALS 2 AND 3.

               FOR* WITHHELD  NOMINEES:
                    FROM ALL  H. Jesse Arnelle
1. Election of                Paul E. Gagne
   Directors   [ ]    [ ]     Brian H. Rowe
                              Martin D. Walker
*Except vote withheld from    Thomas B. Wheeler
 the following nominee(s):
                              Change of address/
                              comments on        [ ]
                              reverse side.
 --------------------

                               FOR  AGAINST  ABSTAIN
2. Amendment to Textron 1999   [ ]    [ ]      [ ]
   Long-Term Incentive Plan

3. Ratification of appointment
   of Independent auditors     [ ]    [ ]      [ ]


   THE BOARD OF DIRECTORS RECOMMENDS THAT
       YOU VOTE AGAINST PROPOSAL 4

                         FOR  AGAINST  ABSTAIN
4. Shareholder proposal
   relating to Foreign   [ ]    [ ]      [ ]
   Military Sales

   PLEASE SIGN EXACTLY AS NAME(S) APPEAR ON THE REVERSE SIDE,
   JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY,
   EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE
   FULL TITLE AS SUCH.


   -------------------------------------------------------


   -------------------------------------------------------
     SIGNATURE(S)                               DATE